Exhibit 99.1

Etsy, Inc. Reports Accelerated GMS Growth in Third Quarter 2017

Reports $26 Million in Net Income and Record Adjusted EBITDA Margin of 21.4%

Recent and Upcoming Launches Expected to Support Strong Holiday Season

Brooklyn, NY - November 6, 2017 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its third quarter ended September 30, 2017.

“In the third quarter, we executed on our strategic initiatives, accelerated GMS and revenue growth and achieved our highest ever Adjusted EBITDA margin since becoming a publicly-traded company,” said Josh Silverman, Etsy, Inc. CEO. “We will continue to make progress on our strategy to own ‘special’ shopping occasions by delivering a more engaging experience for our buyers, and providing our sellers with the tools they need to compete. Looking ahead, we believe our sharpened focus will enable us to build on our momentum, support our sellers throughout the holiday season, and advance our new mission to keep commerce human.”

Third Quarter 2017 Financial Summary

(in thousands except percentages; unaudited)

	Three Months Ended September 30,		% Growth Y/Y		Nine Months Ended September 30,		% Growth Y/Y
	2016	2017			2016	2017
GMS	$677,221	$766,354	13.2%		$1,976,778	$2,234,153	13.0%
Revenue	$87,562	$106,380	21.5%		$254,758	$304,963	19.7%
Markets revenue	$38,133	$42,413	11.2%		$111,268	$125,241	12.6%
Seller Services revenue	$48,511	$63,371	30.6%		$139,113	$176,134	26.6%
Net (loss) income	$(2,399)	$25,802	(1,175.5)%		$(8,518)	$37,050	(535.0)%
Adjusted EBITDA	$13,056	$22,769	74.4%		$41,847	$45,187	8.0%

Active sellers	1,706	1,891	10.8%		1,706	1,891	10.8%
Active buyers	27,140	31,680	16.7%		27,140	31,680	16.7%
Percent mobile visits	65%	67%	200	bps	64%	66%	200	bps
Percent mobile GMS	49%	52%	300	bps	48%	51%	300	bps
Percent international GMS	30%	34%	400	bps	30%	33%	300	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Third Quarter 2017 Operational Highlights

GMS was $766.4 million, up 13.2%, compared with the third quarter of 2016. We accelerated GMS growth by 140 bps compared with the second quarter of 2017, following several successful launches of new features and tools. Growth in GMS was also supported by 10.8% year-over-year growth in active sellers and 16.7% year-over-year growth in active buyers.

Continuing the trend we’ve seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 67% compared with approximately 65% in the third quarter of 2016. Percent mobile GMS was approximately 52% compared with approximately 49% in the third quarter of 2016 and approximately 51% in the second quarter of 2017. Mobile web continued to be the largest driver of both overall visit growth and mobile GMS growth. Mobile web visits were approximately 47% of overall visits and mobile app and mobile web GMS each grew significantly faster than desktop GMS during the third quarter.

Percent international GMS was approximately 34% in the third quarter of 2017, up from approximately 30% in the third quarter of 2016, and up from approximately 32% in the second quarter of 2017. Net international GMS growth accelerated to approximately 25% year-over-year and grew faster than overall GMS during the third quarter for the sixth consecutive quarter. GMS between international buyers and sellers in the same country grew 54% year-over-year during the third quarter demonstrating our continued progress in building and deepening local Etsy communities around the world.

Recent Operational Highlights

During the third quarter of 2017, we continued to prioritize faster execution and experiment velocity, which has significantly increased since May 2017. Our successful experiments and launches have generated GMS in nearly every week since late May and remain focused on our four key initiatives—trust and reliability on Etsy.com, search and discovery, world-class marketing capabilities, and best-in-class seller tools and services. A few of our recent highlights and wins include:

Improving trust & reliability: We launched several new products focused on building buyer confidence and improving the commerce experience on Etsy.com. Notable examples include adding a new structured return policy tool that enables sellers to more clearly outline their exchange and return policies and a ‘Best Seller’ badge, which provides buyers with social validation by showcasing the most popular items being purchased in the marketplace.

Enhancing search & discovery: Helping our nearly 32 million buyers around the world to find the right special product at the right time, remains one of our most important priorities and we launched several new tools and enhancements this quarter focused on this goal. For example, we launched Context Specific Ranking and guided search, which create a more relevant, personalized experience and help buyers find the exact items they are looking for among the more than 45 million listings in the marketplace. Other notable enhancements this quarter included scarcity badges to indicate when items are available in limited quantities, which create a sense of urgency and nudge buyers along the shopping journey. We believe this type of tool is particularly powerful for Etsy, given the large percentage of our inventory that is unique or special and, therefore, inherently scarce.

Building world-class marketing capabilities: We continued to focus on high ROI marketing and launched a 3-day Etsy-sponsored email promotion at the end of September that rewarded buyers with gift cards following a qualifying purchase. Early in the fourth quarter, we launched a social media sharing tool that enables sellers to leverage their social networks to drive sales. We believe this launch will help our sellers drive traffic, increase customer retention, and drive awareness for their brands and the Etsy brand.

Providing best-in-class seller tools and services: Our sellers continue to tell us that they want help marketing their businesses so we launched a tool that allows sellers to create sales and run promotions for items in their shops. This paved the way for our first-ever site-wide sale over Labor Day, which drove GMS growth across the marketplace. We have also further optimized our Promoted Listings algorithms to increase ad relevancy and created new inventory to support our sellers’ demand for more ad inventory.

Third Quarter 2017 Financial Highlights

“Our focused execution, rapid product launch cadence, and expense discipline enabled us to generate our highest Adjusted EBITDA margin as a publicly-traded company,” said Rachel Glaser, Chief Financial Officer. “We are reiterating the 2017 guidance we issued in August of this year and believe we are well positioned to build on our momentum as we head into the holiday season.”

Total revenue was $106.4 million for the third quarter of 2017, up 21.5% year-over-year, driven by growth in both Markets and Seller Services revenue. Markets revenue grew 11.2% year-over-year, driven by growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Markets revenue growth was impacted by promotional activities focused on driving growth in our international markets, including a program to offer free listings for a limited time to our ALM sellers. Seller Services revenue grew 30.6% year-over-year, driven primarily by revenue growth in Etsy Payments and Promoted Listings, and, to a lesser extent, Shipping Labels and Pattern. Gross profit for the third quarter of 2017 was $70.0 million, up 20.2% year-over-year and gross margin was 65.8%, down 70 bps compared with 66.5% in the third quarter of 2016 and up 90 bps compared with 64.9% reported in the second quarter of 2017.

Total operating expenses were $62.6 million in the third quarter of 2017, up 12.6% year-over-year. For comparison, in the same quarter last year, operating expenses grew 28.7% year-over-year; the year-over-year deceleration in operating expense growth reflects the impact of our recent actions to streamline our cost structure.

Net income for the third quarter of 2017 was $25.8 million, with diluted earnings per share of $0.21, compared with a net loss of $2.4 million and a net loss per share of $0.02 in the third quarter of 2016. Etsy’s net income in the third quarter of 2017 included an income tax benefit of $12.6 million, an $8.1 million foreign exchange gain, and $2.4 million in interest expense associated with the build-to-suit lease accounting related to our new headquarters, primarily non-cash.

Non-GAAP Adjusted EBITDA for the third quarter of 2017 was $22.8 million and grew 74.4% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 21.4%, up 650 bps year-over-year and up 890 bps sequentially compared to the second quarter of 2017. Non-GAAP Adjusted EBITDA performance was driven primarily by revenue growth and lower employee-related expenses mainly due to the headcount reductions in May and June.

Net cash provided by operating activities was $16.9 million in the third quarter of 2017 compared with $10.3 million in the third quarter of 2016. The increase in net cash provided by operating activities for the quarter was mainly driven by revenue growth and savings in employee-related and other costs associated with the Actions (as defined in Non-GAAP Financial Measures).

Cash, marketable securities and short-term investments were $310.7 million as of September 30, 2017.

2017 Financial Guidance

We are reiterating 2017 guidance for GMS growth, Revenue growth and Adjusted EBITDA margin.

2017 Guidance
GMS Year-Over-Year Growth	12-14%
Revenue Year-Over-Year Growth	18-20%
Adjusted EBITDA Margin	16-18%

Based on year-to-date growth and our expectations for the fourth quarter, we expect to achieve revenue growth at the high end of our full-year revenue guidance range.

We anticipate that the key factors impacting our GMS and revenue forecast through the balance of 2017 will be:

•	Accelerated testing and deployment of new products and features focused on Etsy.com

•	Visit growth gains and stable conversion rates across mobile and desktop

•	Growth in Seller Services revenue, which we expect will grow faster than both GMS and Markets revenue, and primarily be driven by Etsy Payments and Promoted Listings.

In addition to the key factors impacting GMS and revenue, we anticipate that our Adjusted EBITDA margin will also benefit from:

•	Increased efficiencies in our operating structure, which are expected to reduce our operating expenses by approximately $20 million in 2017 (realized primarily in the third and fourth quarters).

•	These efficiencies are expected to reduce our operating expenses by approximately $35 million on an annualized basis beginning in 2018.

Etsy is not able, at this time, to provide GAAP targets for net income margin for 2017 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section.

An investor presentation will accompany the webcast and be available for download on the platform once the call begins.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through 10:30 p.m. ET on November 20, 2017 at (855) 859-2056 or (404) 537-3406; conference ID 99720582.

About Etsy

Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we’re committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.

Investor Relations Contact:

Etsy, Jennifer Beugelmans, Vice President

or

Gabriel Ratcliff, Manager, Investor Relations

ir@etsy.com

Media Relations Contact:

Etsy, Jessica Doyle, Vice President, Communications

press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include our ability to execute on our strategy to own “special” shopping occasions, our momentum for the holiday season, the impact of our key initiatives, our ability to continue to recognize increased efficiencies in our operating structure and reduce operating expenses, our financial guidance and the key drivers thereof, our mission, business strategies and plans, and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (4) the importance to our success of the trustworthiness of our markets and the connections within our community; (5) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (6) our ability to implement our business strategy (7) our ability to attract and retain employees; (8) our ability to continue to implement the initiatives to increase efficiency, streamline our cost structure and improve focus on key initiatives; (9) the effectiveness of our marketing efforts; (10) adherence to our values and mission, and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (11) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (12) our ability to compete effectively; and (13) our ability to expand successfully outside of the United States;. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.

Condensed Consolidated Balance Sheets

(in thousands; unaudited)

	As of December 31, 2016	As of September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$181,592	$260,288
Short-term investments	100,494	50,407
Accounts receivable, net	26,426	27,172
Prepaid and other current assets	15,571	17,325
Deferred tax charge—current	17,132	—
Funds receivable and seller accounts	29,817	45,191

Total current assets	371,032	400,383
Restricted cash	5,341	5,341
Property and equipment, net	126,407	124,543
Goodwill	35,657	38,216
Intangible assets, net	7,507	4,700
Deferred tax charge—net of current portion	34,264	—
Other assets	985	879

Total assets	$581,193	$574,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,978	$7,241
Accrued expenses	24,179	26,288
Capital lease obligations—current	6,829	6,548
Funds payable and amounts due to sellers	29,817	45,191
Deferred revenue	5,648	6,322
Other current liabilities	6,557	2,499

Total current liabilities	84,008	94,089
Capital lease obligations—net of current portion	5,296	5,160
Deferred tax liabilities	65,068	40,580
Facility financing obligation	57,360	60,047
Other liabilities	24,704	25,971

Total liabilities	236,436	225,847
Total stockholders’ equity	344,757	348,215

Total liabilities and stockholders’ equity	$581,193	$574,062

Etsy, Inc.

Condensed Consolidated Statements of Operations

(in thousands except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
Revenue	$87,562	$106,380	$254,758	$304,963
Cost of revenue	29,314	36,383	86,323	106,766

Gross profit	58,248	69,997	168,435	198,197
Operating expenses:
Marketing	18,736	23,520	51,788	74,495
Product development	14,897	16,958	38,967	56,828
General and administrative	21,942	22,094	63,555	73,268

Total operating expenses	55,575	62,572	154,310	204,591

Income (loss) from operations	2,673	7,425	14,125	(6,394)
Total other (expense) income, net	(709)	5,815	(405)	20,393

Income before income taxes	1,964	13,240	13,720	13,999
(Provision) benefit for income taxes	(4,363)	12,562	(22,238)	23,051

Net (loss) income	$(2,399)	$25,802	$(8,518)	$37,050

Net (loss) income per share attributable to common stockholders:
Basic	$(0.02)	$0.22	$(0.08)	$0.32

Diluted	$(0.02)	$0.21	$(0.08)	$0.31

Weighted average common shares outstanding:
Basic	113,757,212	119,592,191	112,980,639	117,387,714

Diluted	113,757,212	123,224,559	112,980,639	121,346,921

Etsy, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands; unaudited)

	Nine Months Ended September 30,
	2016	2017
Cash flows from operating activities
Net (loss) income	$(8,518)	$37,050
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	9,008	17,389
Stock-based compensation expense—acquisitions	2,582	3,179
Depreciation and amortization expense	15,620	20,620
Bad debt expense	1,215	2,059
Foreign exchange gain	(3,071)	(26,952)
Amortization of debt issuance costs	137	164
Non-cash interest expense	3,274	6,752
Interest on marketable securities	840	384
Loss on disposal of assets	1,134	395
Amortization of deferred tax charge	12,227	—
Changes in operating assets and liabilities	(4,598)	(28,718)

Net cash provided by operating activities	29,850	32,322

Cash flows from investing activities
Acquisition of business, net of cash acquired	(7,880)	—
Purchases of property and equipment	(34,153)	(3,872)
Development of internal-use software	(8,441)	(8,042)
Purchases of marketable securities	(108,652)	(46,808)
Sales of marketable securities	47,136	96,540

Net cash (used in) provided by investing activities	(111,990)	37,818

Cash flows from financing activities
Repurchase of stock for tax on RSU vesting	(633)	(4,897)
Proceeds from exercise of stock options	7,808	21,936
Payments on capital lease obligations	(4,382)	(5,838)
Deferred payments on acquisition of business	(649)	—
Payments on facility financing obligation	—	(4,330)

Net cash provided by financing activities	2,144	6,871

Effect of exchange rate changes on cash	(3,218)	1,685
Net (decrease) increase in cash and cash equivalents	(83,214)	78,696
Cash and cash equivalents at beginning of period	271,244	181,592

Cash and cash equivalents at end of period	$188,030	$260,288

Non-GAAP Financial Measures

Adjusted EBITDA

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange gain; acquisition-related expenses and restructuring and other exit costs. Below is a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.

We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange gain;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net (loss) income and our other GAAP results.

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
	(in thousands)
Net (loss) income	$(2,399)	$25,802	$(8,518)	$37,050
Excluding:
Interest and other non-operating expense, net (1)	2,046	2,254	3,476	6,559
Provision (benefit) for income taxes	4,363	(12,562)	22,238	(23,051)
Depreciation and amortization (1)	5,786	7,022	15,620	20,620
Stock-based compensation expense (2)	2,975	5,832	9,008	14,756
Stock-based compensation expense—acquisitions (2)	1,110	724	2,582	3,179
Foreign exchange gain	(1,337)	(8,069)	(3,071)	(26,952)
Acquisition-related expenses	512	—	512	—
Restructuring and other exit costs (3)	—	1,766	—	13,026

Adjusted EBITDA	$13,056	$22,769	$41,847	$45,187

(1)	Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three and nine months ended September 30, 2016 and 2017 those amounts are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
	(in thousands)
Interest expense	$1,989	$2,384	$3,274	$6,752
Depreciation	822	819	1,369	2,457

(2)	$1.0 million and $2.6 million of restructuring-related stock-based compensation expense has been excluded from the three and nine months ended September 30, 2017, respectively, and is included in total restructuring and other exit costs below. See note (3). Total stock-based compensation expense included in the consolidated statements of operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
	(in thousands)
Cost of revenue	$288	$469	$738	$1,231
Marketing	229	447	628	1,419
Product development	1,234	2,180	3,117	6,253
General and administrative	2,334	4,425	7,107	11,665

Total stock-based compensation expense	$4,085	$7,521	$11,590	$20,568

(3)	Total restructuring and other exit costs included in the consolidated statements of operations are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
	(in thousands)
Cost of revenue	$—	$5	$—	$699
Marketing	—	337	—	2,686
Product development	—	79	—	3,180
General and administrative	—	1,345	—	6,461

Total restructuring and other exit costs	$—	$1,766	$—	$13,026

Statement of Operations Line Items Excluding Restructuring and Other Exit Costs

In the second quarter of 2017, the Board of Directors approved plans to increase efficiency and streamline the Company’s cost structure and improve focus on key strategic growth opportunities (the “Actions”). In this press release, we discuss certain financial statement line items excluding restructuring and other exit costs, each non-GAAP financial measure that represents the income statement line item adjusted to exclude restructuring and other exit costs incurred in the three and nine months ended September 30, 2017.

We have included these financial statement line items excluding restructuring and other exit costs because the Actions were unusual and do not necessarily reflect the ongoing trends in these financial statement line items. We believe that these non-GAAP measures can provide a useful measure for period-to-period comparisons of our business as they remove the impact of the Actions.

These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	many of these costs were or will be settled in cash;

•	there is no certainty that restructuring and other exit costs will not recur; and

•	other companies, including companies in our industry, may adjust for similar items in a different manner, or may not exclude such charges, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider these non-GAAP measures alongside other financial performance measures, including the GAAP financial statement line items.

Reconciliation of GAAP Statement of Operations Line Items to Non-GAAP Line Items Excluding Restructuring and Other Exit Costs

(Unaudited)

The following table reflects the reconciliation of each affected GAAP line item of the consolidated statement of operations to the non-GAAP line item excluding restructuring and other exit costs for each of the periods indicated:

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	As Reported	Restructuring and Other Exit Costs	Excluding Restructuring and Other Exit Costs	As Reported	Restructuring and Other Exit Costs	Excluding Restructuring and Other Exit Costs
	(in thousands)
Revenue	$106,380	$—	$106,380	$304,963	$—	$304,963
Cost of revenue	36,383	5	36,378	106,766	699	106,067

Gross profit	69,997	5	70,002	198,197	699	198,896
Operating expenses:
Marketing	23,520	337	23,183	74,495	2,686	71,809
Product development	16,958	79	16,879	56,828	3,180	53,648
General and administrative	22,094	1,345	20,749	73,268	6,461	66,807

Total operating expenses	62,572	1,761	60,811	204,591	12,327	192,264

Income (loss) from operations	$7,425	$1,766	$9,191	$(6,394)	$13,026	$6,632